Exhibit 4.1

AMENDMENT NO. 2 TO REGISTRATION RIGHTS AGREEMENT

This AMENDMENT NO. 2 to THE REGISTRATION RIGHTS AGREEMENT (this “Amendment”), effective as of June 14, 2016, is by and between BioScrip, Inc. (the “Company”), Coliseum Capital Partners, L.P., a Delaware limited partnership, Coliseum Capital Partners II, L.P., a Delaware limited partnership and Blackwell Partners, LLC Series A, a Georgia limited liability company (each a “Stockholder” and collectively, the “Stockholders”).  Capitalized but otherwise undefined terms herein have the meanings given to them in the Registration Rights Agreement (as defined below).

WHEREAS, the Company and the Stockholders are party to that certain Registration Rights Agreement, dated March 9, 2015, as amended by that certain Amendment No.1 to the Registration Rights Agreement, dated June 10, 2016 (the “Registration Rights Agreement”), governing the Company’s obligations to register Registrable Securities of the Stockholders; and

WHEREAS, in connection with entering into that certain Exchange Agreement, dated as of the date hereof, by and between the Company and the Stockholders pursuant to which the Company will issue shares of Series C Convertible Preferred Stock of the Company in exchange for shares of Series B Convertible Preferred Stock of the Company, the Company and the Stockholders desire to amend the Registration Rights Agreement pursuant to Section 11(c) thereof and upon such terms as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment to Registration Rights Agreement. The definition of Preferred Stock in Section 10 of the Registration Rights Agreement is hereby amended and restated in its entirety to read as follows:

““Preferred Stock” means any shares of Series A Convertible Preferred Stock of the Company, $0.0001 par value per share, any shares of Series B Convertible Preferred Stock, $0.0001 par value per share, or any shares of Series C Convertible Preferred Stock, $0.0001 par value per share.”

2. Confirmation. Except as expressly modified by the terms and provisions of this Amendment, all of the terms and provisions of the Registration Rights Agreement are unchanged and continue in full force and effect and all rights, remedies, liabilities and obligations evidenced by the Registration Rights Agreement are hereby acknowledged by the Company and the Stockholders to be valid and in full force and effect.

3. Counterparts. This Amendment may be executed in any number of counterparts, by facsimile if necessary, each of which shall be an original, but all of which together shall constitute one instrument.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of New York applicable to parties residing in New York, without regard applicable principles of conflicts of law. Each party irrevocably consents to the exclusive jurisdiction of any court located within New York County, New York, in connection with any matter based upon or arising out of this Amendment or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

COMPANY:

BIOSCRIP, INC.

/s/ Richard M. Smith
Name: Richard M. Smith
Title: President & Chief Executive Officer

STOCKHOLDERS: COLISEUM CAPITAL PARTNERS, L.P. COLISEUM CAPITAL PARTNERS II, L.P. BLACKWELL PARTNERS, LLC SERIES A By: Coliseum Capital Management, LLC as Investment Manager

/s/ Adam Gray
Name: Adam Gray
Title: Managing Partner

Address: One Station Place, 7th Floor South
Stamford, CT 06902

[Signature Page to Amendment No. 2 to Registration Rights Agreement]